Exhibit 99.1

Company Contact Pam Scott VP, Corporate Communications 509-777-6393 (d) 509-570-4610 (c) Pam.Scott@redlion.com

Red Lion Hotels Reports Third Quarter 2014 Results

Adjusted EBITDA Increases for Third Consecutive Quarter; Franchising Signs 12 Deals Year-To-Date

SPOKANE, Wash., Nov. 5, 2014—Red Lion Hotels Corporation (NYSE: RLH), an operator and franchisor of midscale and upscale hotels, today announced its results for the third quarter ended September 30, 2014.

Highlights:

•	Increased RevPAR for comparable owned and leased hotels by 8.3 percent for the quarter versus prior year quarter

•	Grew ADR and Occupancy for comparable owned and leased hotels by 3.7 percent and 340 bps respectively for the quarter versus prior year quarter

•	Increased Adjusted EBITDA by $2.1 million in the third quarter over the prior year quarter

•	Signed three new franchise agreements for locations in Detroit, Federal Way, Wash., and Pocatello, Idaho, bringing the total to 12 franchises year-to-date

•	Announced the addition of Hotel RL, an upscale conversion brand

•	Appointed experienced executive Jim Bell as Chief Financial Officer

Comparable operating results and data from continuing operations (as disclosed in the table by the same title) for the periods included in this release exclude from hotel operations the results of the hotels or operations that have been sold in the past four quarters. Throughout this release the company refers to certain non-GAAP financial measures, such as EBITDA and Adjusted EBITDA. Please refer to the tables attached to this release for a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure determined in accordance with GAAP.

“Our strong third quarter results underscore the success we are achieving with our new technology and marketing initiatives,” said RLHC President and Chief Executive Officer Greg T. Mount. “This is the third consecutive quarter in which we have made strong year over year improvements to our Adjusted EBITDA and RevPAR performance. Our improved e-commerce, technology and digital marketing capabilities have grown market share and reduced our cost of sale while simultaneously increasing our average daily rate to a level that is the highest the company has generated in a decade.”

He continued, “Our solid pipeline of franchising opportunities is producing meaningful results for the company. We have signed 12 agreements this year, launching our national expansion with the signing of a property at Detroit Airport, our first hotel east of the Mississippi River. With the recent announcement of our new upscale brand, Hotel RL, we are even more encouraged about our growth prospects. A preview of the Hotel RL concept, as well as our new Hello Rewards guest recognition program and other marketing initiatives are available online at redlion.com/rlhcvideos.”

Mount concluded, “We have appointed executive Jim Bell as Executive Vice President and Chief Financial Officer. Jim has decades of public company experience with large consumer brands. His real estate development and investment banking experience will be beneficial as we continue to expand nationally.”

Third Quarter 2014 Results

Comparable revenue from owned and leased hotels of $35.9 million increased $2.6 million or 7.9 percent compared to the same period a year ago, generated primarily by an increase in RevPAR. Year over year, comparable third quarter RevPAR increased 8.3 percent to $80.41 generated by a 3.7 percent increase in ADR to $100.19 and a 340 basis point increase in occupancy. Comparable hotel direct operating margin increased to 33.2 percent from 29.3 percent primarily due to increased ADR and food and beverage profitability.

Franchise revenue was $2.1 million versus $2.4 million during the third quarter of 2013 primarily due to the change in mix and location of franchise hotels. Net segment profits decreased $0.3 million over prior year.

Entertainment revenue increased by $1.7 million compared to the prior year period due to an offseason production in the third quarter. Profitability remained unchanged year-over-year as production costs increased in proportion to the increase in revenue.

Total company Adjusted EBITDA for the third quarter increased $2.1 million, compared to the prior year period. The improvement is primarily attributable to improved profitability of the company’s hotel operations.

Net income from continuing operations in the third quarter of 2014 was $4.9 million compared to $1.6 million in the same period a year ago, primarily due to improved profitability of the company’s hotel operations. The improvement is also attributable to a decline in corporate expenses, including the absence of CEO transition costs that were recorded in 2013, and lower income taxes in 2014 due to the existence of a valuation allowance against the company’s net deferred tax assets.

Liquidity and Balance Sheet

At September 30, 2014, the company had $28.5 million in cash and cash equivalents and no cash borrowings on its $10 million revolving line of credit. Additionally, at September 30, 2014, the company had outstanding debt of $63.0 million, of which $2.4 million was current.

Capital expenditures, primarily for guest rooms, public spaces and mechanical systems improvement projects, for the nine months ended September 30, 2014, totaled $7.3 million.

Franchise Lodging Development Update

Year to date, the company has signed 12 franchise agreements:

•	Red Lion Hotel Yakima Center, Wash. – formerly owned

•	Red Lion Inn & Suites Kennewick, Wash. – new franchise owner

•	Red Lion Hotel & Conference Center—Kelso/Longview, Wash. – formerly owned

•	Red Lion Inn & Suites Tucson North – Foothills, Ariz. – new location

•	Red Lion Hotel Oakland International Airport, Calif. – franchise renewal

•	Red Lion Hotel Columbia Center, Wash. – formerly owned

•	Red Lion Hotel Canyon Springs, Idaho – formerly owned

•	Red Lion Hotel Salem, Ore. – recommitment by current owner

•	Red Lion Hotel & Conference Center Seattle/Renton, Wash. – new location

•	Red Lion Inn & Suites Detroit Airport, Mich. – new location scheduled to convert before year end

•	Red Lion Inn & Suites Federal Way, Wash. – new location

•	Red Lion Hotel Pocatello, Idaho – formerly owned

Assets Sold or Held for Sale

As of September 30, 2014, the following assets were listed as held for sale:

•	Red Lion Hotel Pocatello, 150 rooms

•	Red Lion Hotel Wenatchee, 149 rooms

•	Red Lion Hotel Bellevue, 181 rooms

Subsequent to quarter end, the company sold the Red Lion Hotel Pocatello for $3.0 million, using $1.4 million of the proceeds to pay down debt, and concurrently signed a franchise agreement with the new owner.

Discontinued Operations

The operating results of the previously owned properties in Yakima, Columbia Center and Kelso/Longview, Wash., and Twin Falls and Pocatello, Idaho, had been classified as discontinued operations in the fourth quarter 2013 financial statements as the properties were listed for sale and not expected to continue to operate as Red Lion franchises. However, in each of these cases the buyers of the assets signed franchise agreements upon closing during 2014, therefore these properties are reported in continuing operations for the third quarter and all comparable periods presented. Listed in discontinued operations are the operating results of the hotels located in Wenatchee, Wash., and Medford and Eugene, Ore., and the commercial mall in Kalispell, Mont., and a contract catering business in Yakima, Wash. As required under generally accepted accounting principles (“GAAP”), Red Lion separately reports the results of these operations including any related asset impairment charges, net of income taxes as “Income (loss) from discontinued operations” on the company’s consolidated statement of comprehensive income (loss) for all periods presented.

Outlook for 2014

Based on the outlook for the markets in which the company operates and on currently available information, the company increases its RevPAR guidance for 2014:

•	Full year 2014 RevPAR for comparable owned and leased hotels is expected to increase 5 to 6 percent over 2013.

Conference Call Information

The company will conduct a conference call on Nov. 6, 2014, at 9:00 a.m. Pacific Time (noon. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Greg Mount and Executive Vice President of Finance Julie Shiflett. Also available on the call will be Jim Bell, newly appointed Executive Vice President and Chief Financial Officer. Red Lion will take questions from investors and analysts during the conference call. Additionally, the company invites investors and analysts to submit questions regarding third quarter 2014 results in advance of the conference call by email to 3Q14@redlion.com.

To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1096. International callers should dial (612) 332-0107.

This conference call will also be webcast live on www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 11:00 a.m. Pacific Time on Nov. 6, 2014, through Dec. 6, 2014, at (800) 475-6701 or (320) 365-3844 (International), using access code—339295. The replay will also be available shortly after the call on the Red Lion website.

About Red Lion Hotels Corporation

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of hotels. The company has more than 50 hotels system wide and also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2013, and in other documents filed by the company with the Securities and Exchange Commission.

Red Lion Hotels Corporation

Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Three months ended September 30,
	2014	2013	$ Change	% Change
Revenue:
Hotels	$35,888	$36,888	$(1,000)	-2.7%
Franchise	2,066	2,368	(302)	-12.8%
Entertainment	3,306	1,623	1,683	103.7%
Other	14	83	(69)	-83.1%

Total revenues	41,274	40,962	312	0.8%

Operating expenses:
Hotels	23,985	26,143	(2,158)	-8.3%
Franchise	1,911	1,862	49	2.6%
Entertainment	3,092	1,459	1,633	111.9%
Other	73	130	(57)	-43.8%
Depreciation and amortization	3,241	3,445	(204)	-5.9%
Hotel facility and land lease	1,167	1,161	6	0.5%
Loss (gain) on asset dispositions, net	40	100	(60)	-60.0%
Undistributed corporate expenses	1,899	2,835	(936)	-33.0%

Total operating expenses	35,408	37,135	(1,727)	-4.7%

Operating income (loss)	5,866	3,827	2,039	53.3%
Other income (expense):
Interest expense	(1,041)	(1,252)	(211)	-16.9%
Other income, net	47	98	(51)	-52.0%

Income (loss) from continuing operations before income taxes	4,872	2,673	2,199	82.3%
Income tax (benefit) expense	—	1,099	(1,099)	n/m

Net income (loss) from continuing operations	4,872	1,574	3,298	209.5%

Discontinued operations (1,2):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $0 and $260 respectively	229	(214)	443	207.0%
Loss on disposal and impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $0 and ($75) respectively	—	(133)	133	n/m

Income (loss) from discontinued operations	229	(347)	576	166.0%

Net income (loss)	5,101	1,227	3,874	315.7%

Comprehensive income (loss)
Unrealized gains (losses) on cash flow hedge, net of tax	—	104	(104)	n/m

Comprehensive income (loss)	$5,101	$1,331	$3,770	283.2%

Earnings (loss) per share - basic and diluted
Income (loss) from continuing operations	$0.25	$0.08
Income (loss) from discontinued operations	$0.01	$(0.02)
Net income (loss)	$0.26	$0.06
Weighted average shares - basic	19,822	19,631
Weighted average shares - diluted	19,866	19,672
Non-GAAP Financial Measures:
EBITDA (3)	$9,383	$7,324	$2,059	28.1%
EBITDA as a percentage of revenues	22.7%	17.9%
Adjusted EBITDA (4)	$9,154	$7,073	$2,081	29.4%

(1)	Between the fourth quarter 2011 and first quarter of 2013, we classified the operations of four of our businesses as discontinued as we either sold them or ceased operating them. Those operations were a hotel in Medford, Oregon, a hotel in Sacramento, California, a commercial mall in Kalispell, Montana and a catering company in Yakima, Washington.
(2)	The company has classified as discontinued operations for all periods presented a hotel property located in Wenatchee, Washington. Additionally in the fourth quarter of 2013, the company entered into an agreement to assign the ground lease for its hotel in Eugene, Oregon and ceased operating the hotel in the first quarter of 2014. This property has also been classified as a discontinued operation for all periods presented.
(3)	The definition of “EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures.
(4)	The definition of “Adjusted EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation

Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Nine months ended September 30,
	2014	2013	$ Change	% Change
Revenue:
Hotels	$91,847	$92,297	$(450)	-0.5%
Franchise	8,044	5,574	2,470	44.3%
Entertainment	13,950	6,774	7,176	105.9%
Other	64	256	(192)	-75.0%

Total revenues	113,905	104,901	9,004	8.6%

Operating expenses:
Hotels	70,794	72,555	(1,761)	-2.4%
Franchise	5,507	5,174	333	6.4%
Entertainment	11,946	6,558	5,388	82.2%
Other	237	371	(134)	-36.1%
Depreciation and amortization	9,566	10,487	(921)	-8.8%
Hotel facility and land lease	3,492	3,315	177	5.3%
Loss (gain) on asset dispositions, net	(3,439)	(21)	(3,418)	n/m
Undistributed corporate expenses	6,078	6,500	(422)	-6.5%

Total operating expenses	104,181	104,939	(758)	-0.7%

Operating income (loss)	9,724	(38)	9,762	n/m
Other income (expense):
Interest expense	(3,436)	(4,281)	845	19.7%
Other income, net	204	401	(197)	-49.1%

Income (loss) from continuing operations before income taxes	6,492	(3,918)	10,410	265.7%
Income tax (benefit) expense	32	(1,553)	1,585	102.1%

Net income (loss) from continuing operations	6,460	(2,365)	8,825	373.2%

Discontinued operations (1,2):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $0 and $456 respectively	263	(232)	495	213.4%
Loss on disposal and impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $0 and $(280) respectively	(2)	(493)	491	99.6%

Income (loss) from discontinued operations	261	(725)	986	136.0%

Net income (loss)	6,721	(3,090)	9,811	317.5%

Comprehensive income (loss)
Unrealized gains (losses) on cash flow hedge, net of tax	(72)	(164)	92	56.1%

Comprehensive income (loss)	$6,649	$(3,254)	$9,903	304.3%

Earnings (loss) per share - basic and diluted
Income (loss) from continuing operations	$0.33	$(0.12)
Income (loss) from discontinued operations	$0.01	$(0.04)
Net income (loss)	$0.34	$(0.16)
Weighted average shares - basic	19,765	19,538
Weighted average shares - diluted	19,839	19,538
Non-GAAP Financial Measures:
EBITDA (3)	$19,755	$10,658	$9,097	85.4%
EBITDA as a percentage of revenues	17.3%	10.2%
Adjusted EBITDA(4)	$13,765	$9,998	$3,767	37.7%

(1)	Between the fourth quarter 2011 and first quarter of 2013, we classified the operations of four of our businesses as discontinued as we either sold them or ceased operating them. Those operations were a hotel in Medford, Oregon, a hotel in Sacramento, California, a commercial mall in Kalispell, Montana and a catering company in Yakima, Washington.
(2)	The company has classified as discontinued operations for all periods presented a hotel property located in Wenatchee, Washington. Additionally in the fourth quarter of 2013, the company entered into an agreement to assign the ground lease for its hotel in Eugene, Oregon and ceased operating the hotel in the first quarter of 2014. This property has also been classified as a discontinued operation for all periods presented.
(3)	The definition of “EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures.
(4)	The definition of “Adjusted EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation

Consolidated Balance Sheets

(unaudited)

($ in thousands, except share data)

	September 30,	December 31,
	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$28,498	$13,058
Accounts receivable, net	6,869	6,283
Notes receivable	2,806	672
Inventories	1,135	1,386
Prepaid expenses and other	2,715	3,266
Deferred income taxes	—	1,034
Assets held for sale	23,613	18,346

Total current assets	65,636	44,045

Property and equipment, net	146,023	166,356
Goodwill	8,512	8,512
Intangible assets	7,011	6,992
Notes receivable, long term	2,434	4,423
Other assets, net	4,314	4,298

Total assets	$233,930	$234,626

Liabilities:
Current liabilities:
Accounts payable	$4,046	$4,763
Accrued payroll and related benefits	4,961	2,786
Accrued interest payable	89	25
Advance deposits	226	199
Other accrued expenses	10,927	8,465
Deferred income taxes	2,186	—
Long-term debt, due within one year	2,367	3,000

Total current liabilities	24,802	19,238

Long-term debt, net of discount	29,820	40,058
Deferred income	3,105	3,455
Deferred income taxes	627	3,841
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	89,179	97,417

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,824,675 and 19,687,232 shares issued and outstanding	198	197
Additional paid-in capital	153,181	152,303
Accumulated other comprehensive loss, net of tax	(217)	(159)
Accumulated deficit	(8,411)	(15,132)

Total stockholders’ equity	144,751	137,209

Total liabilities and stockholders’ equity	$233,930	$234,626

Red Lion Hotels Corporation

Additional Hotel Statistics

(unaudited)

System-wide Hotels as of September 30, 2014 (1)

	Hotels	Rooms	Meeting Space (sq. ft.)
Red Lion Owned or Leased Hotels:
Comparable Continuing Operations	19	3,888	182,572
Discontinued Operations	1	149	7,678
Red Lion Franchised Hotels	31	4,491	230,772
Leo Hotel Collection	2	3,256	241,000

Total	53	11,784	662,022

Comparable Hotel Statistics from Continuing Operations (1)

	Three months ended September 30, 2014			Three months ended September 30, 2013
	Average Occupancy (2)	ADR (3)	RevPAR (4)	Average Occupancy (2)	ADR (3)	RevPAR (4)
Owned and Leased Hotels	80.3%	$100.19	$80.41	76.9%	$96.61	$74.28
Franchised Hotels	60.6%	$86.78	$52.63	62.7%	$80.18	$50.29

Total System Wide	71.1%	$94.87	$67.48	70.0%	$89.45	$62.61

Change from prior comparative period:
Owned and Leased Hotels	340bps	3.7%	8.3%
Franchised Hotels	(210)bps	8.2%	4.7%

Total System Wide	110bps	6.1%	7.8%

	Nine months ended September 30, 2014			Nine months ended September 30, 2013
	Average Occupancy (2)	ADR (3)	RevPAR (4)	Average Occupancy (2)	ADR (3)	RevPAR (4)
Owned and Leased Hotels	68.7%	$93.29	$64.11	66.6%	$90.56	$60.35
Franchised Hotels	52.0%	$83.28	$43.34	53.0%	$79.06	$41.89

Total System Wide	60.8%	$89.20	$54.20	60.0%	$85.61	$51.36

Change from prior comparative period:
Owned and Leased Hotels	210bps	3.0%	6.2%
Franchised Hotels	(100)bps	5.3%	3.5%

Total System Wide	80bps	4.2%	5.5%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis. This excludes hotels classified as discontinued operations. This also excludes the two properties under the Leo Hotel Collection brand. The Missoula, Pendleton, Yakima, Kennewick, Kelso and Canyon Springs properties have been excluded from the owned and leased hotel statistics and included in the franchised statistics as we sold those previously owned properties during 2014 and 2013 and maintained franchise agreements on those properties.
(2)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.
(3)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation

Comparable Operating Results and Data From Continuing Operations

(unaudited)

($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that are owned or leased by the company and the operations of which are included in the consolidated results from continuing operations for the entirety of the reporting periods being compared. Comparable operating results from continuing operations and comparable operating results from continuing operations represent reported operating results less the impact of the following: the Missoula property, which was sold in February 2013; the Pendleton property, which was sold in April 2013; the Yakima property, which was sold in April 2014; the Kelso and Kennewick properties, which were sold in May 2014; and the Canyon Springs property, which was sold in June 2014. We utilize these measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. Comparable operating results from continuing operations are not intended to represent reported operating results defined by generally accepted accounting principles in the United States (“GAAP”), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Total revenue per the consolidated statements of comprehensive income (loss)	$41,274	$40,962	$113,905	$104,901
less: revenue from sold properties (1)	—	(3,614)	(3,968)	(9,600)

Comparable total revenue	$41,274	$37,348	$109,937	$95,301
Room revenue from continuing operations	$28,762	$29,521	$71,006	$71,764
less: room revenue from sold properties (1)	—	(2,953)	(2,962)	(7,705)

Comparable room revenue	$28,762	$26,568	$68,044	$64,059
Food and beverage revenue from continuing operations	$6,042	$6,386	$18,353	$18,400
less: food and beverage revenue from sold properties (1)	—	(642)	(986)	(1,840)

Comparable food and beverage revenue	$6,042	$5,744	$17,367	$16,560
Other hotels revenue from continuing operations	$1,084	$981	$2,488	$2,133
less: other hotels revenue from sold properties (1)	—	(19)	(20)	(56)

Comparable other hotels revenue	$1,084	$962	$2,468	$2,077
Total hotel revenue from continuing operations	$35,888	$36,888	$91,847	$92,297
less: total hotel revenue from sold properties (1)	—	(3,614)	(3,968)	(9,601)

Comparable total hotels revenue	$35,888	$33,274	$87,879	$82,696

(1)	Sold properties are the Missoula, Pendleton, Yakima, Kelso, Kennewick and Canyon Springs properties.

The reconciliation of hotel operating expense per the consolidated statements of operations to comparable hotel operating expense is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Hotel operating expenses from continuing operations	$23,985	$26,143	$70,794	$72,555
less: total hotel operating expenses from sold properties (1)	—	(2,629)	(3,855)	(7,964)

Comparable hotel operating expenses	$23,985	$23,514	$66,939	$64,591
Hotel revenue from continuing operations	$35,888	$36,888	$91,847	$92,297
less: total hotel revenue from sold properties (1)	—	(3,614)	(3,968)	(9,601)

Comparable hotel revenue	$35,888	$33,274	$87,879	$82,696
Hotel direct operating margin from continuing operations	$11,903	$10,745	$21,053	$19,742
less: total hotel direct operating margin from sold properties (1)	—	(985)	(113)	(1,637)

Comparable hotel direct margin	$11,903	$9,760	$20,940	$18,105
Comparable hotel direct margin %	33.2%	29.3%	23.8%	21.9%

(1)	Sold properties are the Missoula, Pendleton, Yakima, Kelso, Kennewick and Canyon Springs properties.

Red Lion Hotels Corporation

Reconciliation of EBITDA to Net Income (Loss)

(unaudited)

($ in thousands)

The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Adjusted EBITDA	$9,154	$7,073	$13,765	$9,998
EBITDA from hotel properties sold (1)	—	879	113	1,434
Gain on asset dispositions (2)	—	—	3,521	—
Early termination fee (3)	—	—	2,095	—
Separation Costs (4)	—	(582)	—	(582)

EBITDA from continuing operations	9,154	7,370	19,494	10,850
Income (loss) on discontinued operations, net of tax	229	(347)	261	(725)
Income tax benefit (expense) - discontinued operations	—	185	—	176
Depreciation and amortization - discontinued operations	—	116	—	357

EBITDA	9,383	7,324	19,755	10,658
Interest expense	(1,041)	(1,252)	(3,436)	(4,281)
Income tax benefit (expense)	—	(1,284)	(32)	1,377
Depreciation and amortization	(3,241)	(3,561)	(9,566)	(10,844)

Net income (loss)	$5,101	$1,227	$6,721	$(3,090)

(1)	See preceding discussion of comparable operating results. Hotel properties sold include: the Missoula property, which was sold in February 2013; the Pendleton property, which was sold in April 2013; the Yakima property, which was sold in April 2014; the Kelso and Kennewick properties, which were sold in May 2014; and the Canyon Springs property, which was sold in June 2014.
(2)	During the second quarter of 2014, we recorded $3.5 million in gains on asset dispositions related to the sales of the Yakima, Kelso, Kennewick and Canyon Springs properties. This amount is included in the line item “Gain on asset dispositions, net” on the accompanying consolidated statements of comprehensive income (loss).
(3)	During the second quarter of 2014, we recorded income from a $2.1 million early termination fee related to the Seattle Fifth Avenue Hotel terminating its franchise agreement. This amount is included in the line item “Franchise Revenue” on the accompanying consolidated statements of comprehensive income (loss).
(4)	During the third quarter of 2013, we recorded a $0.4 million separation cost associated with the retirement of the former President and Chief Executive Officer and a $0.2 million charge related to the separation of a former Executive Vice President and Chief Operating Officer.

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).

We use EBITDA to measure financial performance because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable tax laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

We use Adjusted EBITDA as another measure of financial performance. We believe that the inclusion or exclusion of certain recurring and non-recurring items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization, they do not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA and Adjusted EBITDA do not reflect interest expense, they do not take into account the total amount of interest we pay on outstanding debt nor do they show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to EBITDA and Adjusted EBITDA as reported by other companies that do not define EBITDA and Adjusted EBITDA exactly as we define the term. Because we use EBITDA and Adjusted EBITDA to evaluate our financial performance, we reconcile all EBITDA and Adjusted EBITDA measures to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA and Adjusted EBITDA do not represent cash provided by operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.